EXHIBIT 99.1

[XTO Logo Here]

  NEWS RELEASE

For Immediate Release

Number: 09-03

XTO ENERGY MONETIZES ANOTHER $1.3 BILLION ON COMMODITY HEDGE GAINS;
RESETS AN ADDITIONAL 33% OF 2009 HEDGE POSITION

FORT WORTH, TX (February 3, 2009) – XTO Energy Inc. (NYSE-XTO) announced today that over the past two weeks it has entered into early settlement and reset arrangements with respect to an additional 33% of its 2009 commodity hedge volumes.  As a result of these early settlements, the Company realized about $1.3 billion in proceeds ($800 million after-tax), which it used to reduce its outstanding debt.  The net effect of the early settlements is to accelerate cash receipts, while maintaining the Company’s full hedge position.  Under hedge accounting, these commodity price gains will be recognized in the earnings and cash flow of the appropriate underlying quarter in which production volumes will be sold.

“This transaction again highlights our acute focus on the financial strength of XTO in an uncertain economic environment,” stated Bob R. Simpson, Chairman of the Board and Founder. “We are now expecting to reduce our debt to between $10 and $10.5 billion in 2009, virtually all of which has already been accomplished with our recent monetizations. We continue to aggressively manage our inventory and cost structure, while building long-term shareholder value.”

XTO Energy Inc. is a domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived oil and natural gas properties in the United States.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President &	Senior Vice President
	Chief Financial Officer	Investor Relations & Finance
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

This release can be found at http://www.xtoenergy.com

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements include estimates and give our current expectations or forecasts regarding our financial performance, future financial strength, planned debt reduction, and  long-term shareholder value.  Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.  Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.